CAMDEN NATIONAL CORPORATION
THIRD AMENDED AND RESTATED
LONG-TERM INCENTIVE PROGRAM
Effective March 31, 2023
1.Purpose. This Program is intended to create incentives for certain executive officers of Camden National Corporation (the “Company”) and to attract and retain executive officers who will contribute to the future success of the Company. It is further the intent of the Company that Awards under this Program will support the goals of (i) aligning executive incentive compensation with increases in stockholder value and (ii) using equity compensation to retain key employees. This Program shall be a component program of the Camden National Corporation 2022 Equity and Incentive Plan (the “2022 Plan”), and any shares of Stock delivered under this Program shall reduce the number of shares of Stock available for use under the 2022 Plan. Except as explicitly provided herein, this Program shall be subject to and governed by all the terms and conditions of the 2022 Plan. Capitalized terms used and not otherwise defined in this Program shall have the meaning specified in the 2022 Plan.
2.Definitions.
1.1 “Disability” shall have the same meaning as set forth in the Participant’s written employment agreement (or other similar written agreement) with the Company or a Subsidiary. In the absence of such a definition, “Disability” means any mental or physical condition with respect to which the Participant qualified for and receives benefits under a long-term disability plan of the Company or Subsidiary, or in the absence of such a long-term disability plan or coverage under such plan, “Disability” shall mean a physical or mental condition which, in the sole discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent the Participant from fulfilling the Participant’s duties or responsibilities to the Company or a Subsidiary. If an Award is determined to be subject to Code Section 409A, then notwithstanding anything else herein to the contrary, “Disability” or “Disabled” shall mean that the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s Employees, or (iii) is determined to be totally disabled by the Social Security Administration. Except to the extent prohibited under Code Section 409A, if applicable, the Committee shall have discretion to determine if a termination of Service due to Disability has occurred.
1.2 “Fiscal Year” shall mean the fiscal year of the Company, which is the twelve (12)-month period ending December 31 of each year.
1.3“Long-Term Performance Period” shall mean a period of three (3) consecutive Fiscal Years beginning on January 1 of the first year of such Long-Term Performance Period. A Long-Term Performance Period shall terminate prior to the expiration of three (3) consecutive Fiscal Years to the extent required pursuant to Section 7.4 hereof.
1.4“Participant” shall mean an executive officer of the Company designated by the Committee pursuant to Section 4 to participate in the Program with respect to a Long-Term Performance Period.
1.5“Performance-based Award” shall mean an Award under the Program that is subject to Performance Measures.
1.6“Performance Measures” shall mean, for Long-Term Performance Periods beginning on or after January 1, 2022, the performance measures determined by the Committee and set forth in a Participant’s Award Agreement.

1.7“Program” shall mean the Camden National Corporation Long-Term Incentive Program, as amended or amended and restated from time to time. Prior to this Third Amendment and Restatement, the Program was entitled the Long-Term Performance Share Program.
1.8“Retirement” shall mean a Participant’s bona fide retirement from the Company provided that at the time of such retirement (a) such Participant is in good standing, (b) has attained age fifty-five (55) with at least ten (10) years of employment with the Company or has attained age sixty-five (65) with at least five (5) years of

4875-5751-9184 v.6

employment with the Company, and (c) the Participant has provided the Company with at least six (6) months’ prior written notice of the Participant’s intent to retire; provided that the Committee may waive such notice requirement in its sole discretion.
1.9“Target Award Opportunity” shall mean, for any Participant, a percentage of the Participant’s base salary on the grant date.
1.10“Time-vested Award” shall mean an Award under the Program that is not a Performance-based Award.
3.Administration. The Committee shall have sole discretionary power to interpret the provisions of this Program, to administer and make all decisions and exercise all rights of the Company with respect to this Program. The Committee shall have final authority to apply the provisions of the Program and determine, in its sole discretion, the Awards granted to Participants under the Program and the number of shares of Stock to be delivered in respect of an Award granted to a Participant hereunder and shall also have the exclusive discretionary authority to make all other determinations (including, without limitation, the interpretation and construction of the Program and the determination of relevant facts) regarding the entitlement to benefits hereunder and the amount of benefits to be paid pursuant to the Program. The Committee’s exercise of this discretionary authority shall at all times be in accordance with the terms of the Program and the 2022 Plan, shall be entitled to deference upon review by any court, agency or other entity empowered to review its decision, and shall be enforced, provided that it is not arbitrary, capricious or fraudulent.
4.Eligibility. For each Long-Term Performance Period, the Committee in its discretion shall select those executive officers who shall be Participants. The selection of an individual to be a Participant in any one Long-Term Performance Period does not entitle the individual to be a Participant in any other Long-Term Performance Period. The Committee may permit an executive, including a newly hired or promoted executive, to become a Participant after the Long-Term Performance Period has begun. Such Participant shall be granted Awards under the Program at the discretion of the Committee.
5.Awards Under the Program.
1.1Granting of Awards. The Committee shall grant any combination of Performance-based Awards and Time-vested Awards with an aggregate grant date fair value equal to the Participant’s Target Award Opportunity, as determined in the Committee’s discretion, for the Long-Term Performance Period. The conversion of dollar amounts into Performance-based Awards and Time-vested Awards, as applicable, will be based on the Fair Market Value of a share of Stock on the grant date.
1.2Nature of Awards. The Target Award Opportunity under this Program shall be used solely to calculate Awards that may potentially be granted to each Participant as provided herein. Awards shall not constitute or be treated as property or as a trust fund of any kind or as capital stock of the Company, stock options or other form of equity or security until shares of Stock are distributed to Participants in accordance with the terms of the Program and the Award Agreement.
6.Determination of Performance for Performance-based Awards.
1.1Performance Measures. Within the first 180 days of a Long-Term Performance Period, the Committee shall establish the performance share matrix with the Performance Measures for the Long-Term Performance Period. The established matrix shall be set forth in a Participant’s Award Agreement for Performance-based Awards.
1.2Committee Certification. No Participant shall receive any shares of Stock in respect of a Performance-based Award under this Program unless the Committee has certified, by resolution or other appropriate action in writing, that the Performance Measures with respect to the Long-Term Performance Period have been satisfied. No shares of Stock shall be distributed in respect of a Performance-based Award if the Performance Measures have not been met for the Long-Term Performance Period. If each of the Performance Measures has been met, shares of Stock shall be delivered in respect of such Performance-based Awards pursuant to the provisions of Section 6.3.
1.3Delivery of Stock to Participants at the End of a Long-Term Performance Period. At the end of each Long-Term Performance Period, if each Performance Measure equals or exceeds the related threshold, then each Participant shall receive the number of shares of Stock in respect of each vested Performance-based Award in

4875-5751-9184 v.6

accordance with the matrix set forth in the Participant’s Award Agreement. Shares of Stock shall be distributed in respect of such vested Performance-based Awards as soon as practicable following the Committee’s certification described in Section 6.2 for such Long-Term Performance Period (but in no event later than two and one half months after the Committee’s certification). Shares of Stock will be issued from the 2022 Plan.
7.Effect of Termination of Service; Change in Control.
1.1Forfeiture. Unless otherwise determined by the Committee, a Participant who experiences a termination of Service for any reason (other than Retirement, with respect to Performance-based Awards, death or Disability), any unvested portion of an Award shall be forfeited.
1.2Retirement. Unless otherwise determined by the Committee, in the case of a Participant whose employment with the Company terminates due to such Participant’s Retirement, such Participant’s Performance-based Awards shall vest pro rata based on the portion of the relevant vesting period set forth in the applicable Award Agreement during which such Participant was an employee of the Company. Any such pro rata vesting of a Performance-based Award shall be paid following the end of such Long-Term Performance Period as described in Section 6.3. In the case of a Participant whose employment with the Company terminates due to such Participant’s Retirement, such Participant’s Time-vested Awards shall be forfeited, unless otherwise determined by the Committee.
1.3Death or Disability. Unless otherwise determined by the Committee, in the case of a Participant whose employment with the Company terminates due to such Participant’s death or Disability, such Participant’s Performance-based Awards will be deemed earned at the target level, and such Participant’s Awards shall vest at such termination of employment and be distributed in shares of Stock as soon as practicable following such termination of employment (but in no event later than two and one half months after such termination of employment).
1.4Change of Control. Notwithstanding anything to the contrary elsewhere herein, if a Change of Control shall occur, (a) each Long-Term Performance Period that has not yet ended shall end as of the date the Change of Control occurs and each Participant’s Performance-based Awards will be deemed earned at the target level and will cease to be subject to any further performance conditions but will continue to be subject to Service-based vesting following the Change in Control in accordance with the original Long-Term Performance Period and (b) if a Participant’s Service is terminated by the Company or any successor entity thereto without Cause, or the Participant resigns the Participant’s Service for Good Reason, in either case, on or within two (2) years after a Change of Control, any unvested portion of the Participant’s Performance-based Awards and Time-vested Awards will become fully vested (including the lapsing of all restrictions and conditions) and any shares of Stock deliverable pursuant to such Awards will be delivered promptly (but no later than fifteen (15) days) following the Participant’s termination of Service.
8.Additional Provisions.
1.1Withholding of Tax. Anything to the contrary notwithstanding, all payments in respect of Awards hereunder shall be subject to the withholding of such amounts as the Company reasonably may determine that it is required to withhold pursuant to applicable federal, state or local law or regulation. Withholding will be made in the form of Shares unless expressly indicated otherwise by the Participant in accordance with the terms of the 2022 Plan.
1.2Amendment or Termination of Program. The Company may amend or terminate this Program at any time or from time to time; provided, however, that such amendment or termination shall comply with Section 15 of the 2022 Plan.
1.3Non-Exclusivity. The Program does not limit the authority of the Company, the Committee, or any subsidiary of the Company, to grant Awards or authorize any other compensation under any other plan, program or authority, including, without limitation, awards or other compensation based on the same Performance Measures used under the Program.

4875-5751-9184 v.6